Exhibit 99.1

ITW Reports Third Quarter 2014 Financial Results

*Q3 diluted EPS from continuing operations of $1.28 up 42 percent
*Record operating margins of 20.9 percent up 190 basis points versus year-ago period; Enterprise initiatives contribute 120 basis points
*Organic revenues grow 3.5 percent
*Company raises full-year EPS guidance to $4.61 at midpoint, a 27 percent increase versus 2013

GLENVIEW, ILLINOIS-October 21, 2014-Illinois Tool Works Inc. (NYSE: ITW) today reported third quarter 2014 earnings per share (EPS) from continuing operations of $1.28, 42 percent higher than the year-ago period. The strong growth in EPS was due to ongoing contributions from enterprise initiatives, solid organic revenue growth, and continuing share repurchase activity.
Key highlights for the 2014 third quarter financial results versus the year-ago period include:
*Total revenues grew 3.5 percent to $3.7 billion and operating income increased 14 percent to $772 million, the highest quarterly operating income total in the Company’s history. Organic revenues grew 3.5 percent, with North American and international growth of 4 percent and 3 percent, respectively. In North America, organic revenue growth was driven by strength in the automotive OEM, food equipment, welding, and test and measurement businesses. Internationally, European organic revenues increased 3 percent and Asia Pacific grew 5 percent. As expected, ongoing product line simplification activities associated with the portfolio management component of ITW’s enterprise strategy reduced organic revenue growth by approximately 1 percent in the quarter.
*Record operating margins of 20.9 percent increased 190 basis points, with enterprise initiatives contributing 120 basis points. All segments produced operating margin improvement, with five segments growing operating margins by more than 200 basis points.
*After-tax Return on Invested Capital (ROIC) of 20.1 percent increased 250 basis points.
Third quarter segment highlights versus the year-ago period include:
*Automotive OEM organic revenue growth of 8 percent outpaced third quarter worldwide auto builds of 2 percent. Organic revenues grew 9 percent in Europe, 8 percent in North America and 12 percent in China. Operating margins of 23.4 percent increased 230 basis points.
*Food Equipment’s organic revenues increased 5 percent due to across-the-board growth in equipment and service worldwide. Operating margins of 23.1 percent increased 320 basis points.
*Welding’s organic revenues grew 5 percent, with North America increasing 10 percent due to strength in equipment sales to industrial and commercial customers. Operating margins of 26.2 percent increased 80 basis points.
“ITW had a strong third quarter with solid organic revenue growth, operating margins hitting record levels, EPS increasing more than 40 percent, and after tax return on invested capital exceeding 20 percent,” said Scott Santi, president and chief executive officer. “These results reflect the continued progress in the execution of our enterprise strategy as we position ITW for solid organic growth with best-in-class margins and returns. Looking ahead, we are raising full year guidance as we expect operating margins of approximately 20 percent and EPS to increase by more than 25 percent. The ITW operating team continues to execute at a high level, and we thank all of our people around the world for their dedication and ongoing contributions to our progress.”
The Company is raising its full-year EPS guidance range to $4.57 to $4.65 from $4.50 to $4.62. For the 2014 fourth quarter, the Company is forecasting EPS to be in a range of $1.07 to $1.15, on 2 to 3 percent organic revenue growth. Total revenue growth in the fourth quarter is projected to be flat due to currency translation effects.
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding total revenue growth, operating margins and diluted income per share from continuing operations. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW’s Form 10-Q from the second quarter of 2014. The attached tables include a calculation of ROIC, a non-GAAP measure.
ITW is a Fortune 200 global diversified industrial manufacturer of value added consumables and specialty equipment with related service businesses. The Company focuses on solid growth, improving profitability and strong returns across its worldwide platforms and divisions. These divisions serve customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW’s revenues totaled $14.1 billion in 2013.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
(In millions except per share amounts)	September 30,		September 30,
	2014	2013	2014	2013
Operating Revenues	$3,692	$3,568	$10,980	$10,581
Cost of revenues	2,182	2,148	6,559	6,381
Selling, administrative, and research and development expenses	675	676	2,034	2,126
Amortization of intangible assets	60	64	182	186
Impairment of goodwill and other intangible assets	3	2	3	2
Operating Income	772	678	2,202	1,886
Interest expense	(68)	(60)	(196)	(179)
Other income (expense)	20	10	36	67
Income from Continuing Operations Before Income Taxes	724	628	2,042	1,774
Income Taxes	217	222	613	551
Income from Continuing Operations	507	406	1,429	1,223
Income from Discontinued Operations	24	46	1,067	48
Net Income	$531	$452	$2,496	$1,271

Income Per Share from Continuing Operations:
Basic	$1.29	$0.91	$3.51	$2.72
Diluted	$1.28	$0.90	$3.49	$2.70
Income Per Share from Discontinued Operations:
Basic	$0.06	$0.10	$2.62	$0.11
Diluted	$0.06	$0.10	$2.60	$0.11
Net Income Per Share:
Basic	$1.35	$1.01	$6.14	$2.83
Diluted	$1.34	$1.01	$6.09	$2.81

Shares of Common Stock Outstanding During the Period:
Average	394.0	445.9	406.8	449.0
Average assuming dilution	396.8	448.9	409.7	452.1

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

(In millions)	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and equivalents	$4,820	$3,618
Trade receivables	2,519	2,365
Inventories	1,265	1,247
Deferred income taxes	266	384
Prepaid expenses and other current assets	282	366
Assets held for sale	—	1,836
Total current assets	9,152	9,816

Net Plant and Equipment	1,693	1,709
Goodwill	4,771	4,886
Intangible Assets	1,825	1,999
Deferred Income Taxes	329	359
Other Assets	1,258	1,197
	$19,028	$19,966

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$1,496	$3,551
Accounts payable	594	634
Accrued expenses	1,307	1,272
Cash dividends payable	190	181
Income taxes payable	277	69
Deferred income taxes	10	10
Liabilities held for sale	—	317
Total current liabilities	3,874	6,034

Noncurrent Liabilities:
Long-term debt	6,034	2,793
Deferred income taxes	418	507
Other liabilities	901	923
Total noncurrent liabilities	7,353	4,223

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,076	1,046
Income reinvested in the business	16,909	14,943
Common stock held in treasury	(10,047)	(6,676)
Accumulated other comprehensive income	(148)	384
Noncontrolling interest	5	6
Total stockholders’ equity	7,801	9,709
	$19,028	$19,966

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATION (UNAUDITED)

ADJUSTED RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)
	Three Months Ended		Nine Months Ended
(Dollars in millions)	September 30,		September 30,
	2014	2013	2014	2013
Operating income	$772	$678	$2,202	$1,886
Tax rate (as adjusted for discrete tax charge in 2013)	30.0%	29.0%	30.0%	28.8%
Income taxes	(232)	(196)	(661)	(543)
Operating income after taxes	$540	$482	$1,541	$1,343

Invested capital:
Trade receivables	$2,519	$2,493	$2,519	$2,493
Inventories	1,265	1,308	1,265	1,308
Net assets held for sale	—	1,557	—	1,557
Net plant and equipment	1,693	1,667	1,693	1,667
Goodwill and intangible assets	6,596	6,975	6,596	6,975
Accounts payable and accrued expenses	(1,901)	(1,898)	(1,901)	(1,898)
Other, net	339	484	339	484
Total invested capital	$10,511	$12,586	$10,511	$12,586

Average invested capital	$10,432	$12,560	$11,489	$12,648
Adjustment for Wilsonart (formerly Decorative Surfaces)	(155)	(169)	(158)	(170)
Adjustment for Industrial Packaging	461	(1,468)	(529)	(1,482)
Adjusted average invested capital	$10,738	$10,923	$10,802	$10,996
Annualized adjusted return on average invested capital	20.1%	17.6%	19.0%	16.3%

	Three Months Ended		Nine Months Ended
	September 30, 2013		September 30, 2013
Income Taxes - As reported	$222		$551
Discrete tax charge related to foreign earnings	(40)		(40)
Income Taxes - As adjusted	182		511
Income from Continuing Operations Before Income Taxes	628		1,774
Tax rate (as adjusted for discrete tax charge in 2013)	29.0%		28.8%

ADJUSTED FREE OPERATING CASH FLOW (UNAUDITED)
	Three Months Ended		Nine Months Ended
(In millions)	September 30,		September 30,
	2014	2013	2014	2013
Net cash provided by operating activities	$271	$811	$1,158	$1,820
Less: Additions to plant and equipment	(126)	(79)	(272)	(257)
Free operating cash flow	145	732	886	1,563
Plus: Taxes paid related to sale of Industrial Packaging	533	—	533	—
Adjusted free operating cash flow	$678	$732	$1,419	$1,563

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

For the Three Months Ended September 30, 2014				% F(U) vs. prior year
(Dollars in millions)	Total Revenue	Operating Income	Operating Margin	Total Revenue	Organic Revenue	Operating Margin
Automotive OEM	$631	$148	23.4%	7.1%	7.6%	230 bps
Test & Measurement and Electronics	586	110	18.7%	5.6%	5.2%	240 bps
Food Equipment	575	133	23.1%	6.0%	5.3%	320 bps
Polymers & Fluids	490	99	20.2%	(2.8)%	(2.0)%	210 bps
Welding	459	120	26.2%	4.7%	5.0%	80 bps
Construction Products	445	84	18.9%	1.1%	2.1%	270 bps
Specialty Products	513	109	21.3%	0.5%	—%	20 bps
Intersegment	(7)	—	—%	—%	—%	—
Total Segments	3,692	803	21.7%	3.5%	3.5%	200 bps
Unallocated	—	(31)	—%	—%	—%	—
Total Company	$3,692	$772	20.9%	3.5%	3.5%	190 bps